Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF
E*TRADE FINANCIAL CORPORATION

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

E*TRADE Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

1.           That, pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation of the Company, as theretofore amended (the "Certificate of Incorporation"), the Board of Directors of the Company (the "Board"), by resolution duly adopted, authorized the issuance of a series of one (1) share of Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on August 24, 2000, filed a Certificate of Designation with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware (the "Secretary of State").

2.           That no shares of such Series A Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designation.

3.           That the Board has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company (the "Board") and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 24, 2000, the Company authorized the issuance of a series of one (1) share of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof no shares of Series A Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designation;

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Company (the " Restated Certificate of Incorporation").

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Restated Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock shall be eliminated from the Restated Certificate of Incorporation; and it is further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to take any and all actions,  to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Company, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of the foregoing resolutions and the transactions contemplated therein or thereby, the authorization therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents.

4.           That, accordingly, all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of this 30th day of March, 2010.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Karl A. Roessner
Name:	Karl A. Roessner
Title:	Corporate Secretary